                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER


                                  by and among

                           APPLE HOSPITALITY TWO, INC.

                          AHT RES II ACQUISITION, L.P.

                                  RIBM TWO LLC

                                       AND

                  MARRIOTT RESIDENCE INN II LIMITED PARTNERSHIP




                              DATE: April 30, 2002

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.  DEFINITIONS ............................................................ 1
2.  PLAN OF MERGER ......................................................... 2
    2.1.   The Merger ...................................................... 2
    2.2.   Certificate of Merger; Effective Time ........................... 2
    2.3.   Effects of Merger ............................................... 2
    2.4.   Escrow Deposit .................................................. 3
    2.5.   Closing ......................................................... 3
    2.6.   Exchange and Conversion of Partnership Interests ................ 4
    2.7.   No Appraisal Rights ............................................. 6
    2.8.   Approval of the Limited Partners ................................ 6
3.  REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP ...................... 6
    3.1.   Organization, Good Standing and Qualification ................... 6
    3.2.   Subsidiaries .................................................... 7
    3.3.   Power, Authority and Enforceability ............................. 7
    3.4.   Capitalization .................................................. 8
    3.5.   Noncontravention ................................................ 8
    3.6.   Litigation ...................................................... 9
    3.7.   SEC Documents; Financial Statements; Liabilities ................ 10
    3.8.   No Material Adverse Changes ..................................... 11
    3.9.   Indebtedness .................................................... 12
    3.10   Default; Material Contracts ..................................... 12
    3.11   Tax Matters ..................................................... 12
    3.12   Employee Matters ................................................ 14
    3.13   Compliance with Laws ............................................ 14
    3.14   Environmental Compliance ........................................ 15
    3.15   Brokers Fees .................................................... 15
    3.16   Potential Conflicts of Interest ................................. 16
    3.17   Opinion of Financial Advisor .................................... 16
    3.18   Vote Required ................................................... 16
    3.19   Properties ...................................................... 16
4.  REPRESENTATIONS AND WARRANTIES OF THE GENERAL PARTNER .................. 16
    4.1.   Organization, Good Standing and Qualification ................... 16
    4.2.   Power, Authority and Enforceability ............................. 17
    4.3.   Noncontravention ................................................ 17
5.  REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB ................. 18

     5.1.  Organization, Good Standing and Qualification ...........................  18
     5.2.  Power, Authority and Enforceability  ....................................  19
     5.3.  Financial Statements ....................................................  19
     5.4.  Noncontravention ........................................................  20
     5.5.  Litigation ..............................................................  20
     5.6.  No Material Adverse Changes .............................................  21
     5.7.  Brokers Fees ............................................................  21
6.   COVENANTS .....................................................................  21
     6.1.  Conduct of Business by the Partnership ..................................  21
     6.2.  Reasonable Efforts; Further Assurances; Cooperation; Notification .......  24
     6.3.  No Solicitation .........................................................  27
     6.4.  Recommendation to the Limited Partners ..................................  29
     6.5.  Access to Information; Cooperation ......................................  29
     6.6.  Public Announcements ....................................................  30
     6.7.  Transfer and Gains Taxes ................................................  30
     6.8.  Tax Matters .............................................................  30
     6.9.  [Intentionally Deleted] .................................................  31
     6.10. Lender Consent ..........................................................  31
     6.11. Manager Consents ........................................................  32
     6.12. Financial and Operational Reports .......................................  33
     6.13. Indemnification by the General Partner ..................................  33
     6.14. Indemnification by the New Entity .......................................  35
     6.15. Adjustment Account ......................................................  36
7.   CONDITIONS TO CLOSING .........................................................  38
     7.1.  Conditions to Each Party's Obligations ..................................  38
     7.2.  Conditions to Obligations of the Partnership and the General Partner ....  38
     7.3.  Conditions to Obligations of Buyer and Merger Sub .......................  39
8.   TERMINATION, EXPENSES, AMENDMENT AND WAIVER ...................................  40
     8.1.  Termination .............................................................  40
     8.2.  Break-Up Fee ............................................................  43
9.   DEFINITIONS ...................................................................  44
10.  GENERAL PROVISIONS ............................................................  51
     10.1. No Survival .............................................................  51
     10.2. Expenses ................................................................  51
     10.3. Amendment ...............................................................  52
     10.4. Extension; Waiver .......................................................  52
     10.5. Notices .................................................................  52
     10.6. Assignment and Binding Effect ...........................................  54
     10.7. Entire Agreement ........................................................  54
     10.8. Governing Law ...........................................................  54
     10.9. Severability ............................................................  54

    10.10. ..............................................  Further Assurances 51
    10.11. ..............................................  Counterparts 54

Exhibit A     Certificate of Merger
Exhibit B     Deposit Escrow Agreement
Exhibit C     Buyer's Financial Statements
Exhibit D     Capital Expenditure Spreadsheet
Exhibit E     Renovation Letter dated February 1, 2002

                          AGREEMENT AND PLAN OF MERGER

           THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of April 30, 2002, by and among Apple Hospitality Two, Inc., a Virginia corporation ("Buyer"), AHT Res II Acquisition, L.P., a Delaware limited partnership and a wholly owned indirect subsidiary of Buyer ("Merger Sub"), Marriott Residence Inn II Limited Partnership, a Delaware limited partnership (the "Partnership"), and RIBM Two LLC, a Delaware limited liability company and the sole general partner of the Partnership (the "General Partner").

           WHEREAS, the Partnership or a Subsidiary (as defined below) is the owner of the Residence Inn hotels listed on Schedule 1 attached hereto (the "Hotels"); and

           WHEREAS, AHT Res II GP, Inc., a Virginia corporation and the sole general partner of Merger Sub ("Merger Sub GP"), and the General Partner have deemed it advisable for their respective limited partnerships and the partners thereof that, upon the terms and subject to the conditions contained herein, Merger Sub shall merge with and into the Partnership (the "Merger"), with the Partnership being the surviving limited partnership (the "Surviving Partnership") and the outstanding units of limited partnership interest (the "Partnership Units") and the general partner interest in the Partnership (collectively, the "Partnership Interests") being converted into the right to receive the Merger Consideration and the General Partner Consideration, respectively (each as defined below).

           NOW, THEREFORE, for and in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the parties, each intending to be legally bound hereby, agree as follows:

1.    DEFINITIONS

           For all purposes of this Agreement, certain capitalized terms specified in Article 9 shall have the meanings specified or referred to in
Article 9, except as otherwise expressly provided.

2.    PLAN OF MERGER

      2.1.  The Merger

            Upon the terms and subject to the conditions hereof, and in accordance with the provisions of Section 17-211 of the Delaware Revised Uniform Limited Partnership Act (the "DRULPA"), Merger Sub shall be merged with and into the Partnership at the Effective Time (as defined below), with the holders of Partnership Interests (the "Partners") receiving the Merger Consideration and the General Partner Consideration, as applicable, as set forth in Section 2.6 below, and with the partners in Merger Sub becoming the sole partners in the Partnership. The Partnership shall be the Surviving Partnership and the separate existence of Merger Sub shall cease. The Surviving Partnership shall continue its existence as a limited partnership under the laws of the State of Delaware, shall, by operation of law, succeed to all assets and liabilities of the Partnership, including all escrowed funds, reserves or other deposits and its name shall continue to be "Marriott Residence Inn II Limited Partnership."

      2.2.  Certificate of Merger; Effective Time

            Upon the terms and subject to the conditions hereof, at or prior to the Closing (as defined below), the parties to this Agreement (each, a "Party," and collectively, the "Parties") shall execute a certificate of merger (the "Certificate of Merger") substantially in the form attached hereto as Exhibit A and the Partnership shall file the Certificate of Merger with the Office of the Secretary of State of the State of Delaware in accordance with the provisions of
Section 17-211(c) of the DRULPA. The Merger shall become effective on the time and date specified in the Certificate of Merger filed with the Secretary of State of the State of Delaware or, absent any such indication, upon acceptance of filing (the "Effective Time"). The date on which the Effective Time occurs is referred to herein as the "Effective Date."

      2.3.  Effects of Merger

            The Merger shall have the effects set forth in the DRULPA. The sole general partner of the Surviving Partnership shall be Merger Sub GP, which is the general partner of Merger Sub, until it withdraws or is removed in accordance with the partnership agreement of the Surviving Partnership, and the limited partners of the Surviving Partnership shall be the limited partners of Merger Sub. The Agreement of Limited Partnership of Merger Sub shall be adopted as the partnership agreement of the Surviving Partnership from and after the Effective Time and shall continue in full force and effect after the

Merger until further amended in accordance with the terms and conditions thereof and applicable Delaware law.

     2.4. Escrow Deposit

          (a) For and in partial consideration of the execution and delivery of this Agreement, within 3 business days of the date hereof, Buyer and the Partnership shall enter into an escrow agreement with the Deposit Escrow Agent in substantially the form attached hereto as Exhibit B and as may be reasonably modified by the Deposit Escrow Agent (the "Deposit Escrow Agreement").

          (b) Simultaneously with the execution and delivery of the Deposit Escrow Agreement, Buyer shall deposit in escrow with the Deposit Escrow Agent $3,000,000 in cash, such amount and any interest earned thereon to be held as a deposit (the "Deposit") in accordance with the terms and conditions of the Deposit Escrow Agreement. Pursuant to the terms of the Deposit Escrow Agreement, the Deposit shall be invested by the Deposit Escrow Agent in such bonds, treasury notes and other evidences of indebtedness of the United States, and/or certificates of deposit in commercial banks and savings and loan associations organized under the laws of the United States or any state thereof, as Buyer shall select.

          (c) In the event that this Agreement shall be terminated pursuant to
Section 8.1 (other than pursuant to Section 8.1(b)), Buyer shall be entitled to the immediate return of the Deposit.

          (d) In the event that this Agreement shall be terminated pursuant to
Section 8.1(b), $1,000,000 of the Deposit shall become the property of and be delivered to the Partnership and the remaining $2,000,000 of the Deposit shall be returned to Buyer.

     2.5. Closing

          The closing of the Merger (the "Closing") will take place as soon as practicable following the date on which the last condition in Section 7 required to be satisfied prior to the Closing is satisfied or waived or on such other date as the Parties may agree (the "Closing Date"), at the offices of Hogan & Hartson L.L.P., 555 13th Street, Washington, D.C. or such other place as the Parties may agree.

     2.6. Exchange and Conversion of Partnership Interests

          (a) At the Effective Time, the issued and outstanding Partnership Units shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive cash in an amount equal to $415 per Unit (the "Merger Consideration").

          (b) Prior to the Effective Time, Buyer shall designate a bank or trust company reasonably acceptable to the Partnership to act as Paying Agent in the Merger (the "Paying Agent") for the purpose of exchanging the Partnership Units for the Merger Consideration. At or before the Effective Time, (i) Buyer and the Partnership shall issue written instructions to the Deposit Escrow Agent to deliver the Deposit to the Paying Agent and (ii) Buyer shall deliver to the Paying Agent cash in an amount equal to the difference between (x) the aggregate Merger Consideration and (y) the Deposit (such amounts referred to in (i) and (ii) above collectively referred to herein as the "Exchange Fund").

          (c) Promptly after the Effective Time, Buyer shall cause the Paying Agent to mail to each Partner (i) a letter of transmittal and (ii) instructions for use in effecting the surrender of Partnership Units in exchange for the Merger Consideration. Upon surrender of Partnership Units to the Paying Agent, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the Paying Agent, the holder of such Partnership Units shall be entitled to receive the Merger Consideration into which such Partnership Units shall have been converted pursuant to this Section 2.6. Until so surrendered, each Partnership Unit shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. In the event of a transfer of ownership of Partnership Units that is not registered in the transfer books of the Partnership, payment may be made to a person other than the person registered in the transfer books of the Partnership if the letter of transmittal is properly completed and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Partnership Units or establish to the satisfaction of Buyer that such tax has been paid or is not applicable. No interest shall be paid or shall accrue on the cash payable upon surrender of any Partnership Unit.

          (d) All Merger Consideration delivered upon the surrender of Partnership Units in accordance with the terms of this Section 2.6 shall be deemed to have been paid in full satisfaction of all rights pertaining to such Partnership Units. At the Effective Time, the transfer books of the Partnership shall be closed, and there shall be no further registration of transfers on the transfer books of the Surviving Partnership of the Partnership Units that were outstanding immediately prior to the Effective Time. If, after the Effective Time, a Partnership Unit is presented to the Surviving Partnership or the Paying Agent for any reason, it shall be canceled and exchanged for the Merger Consideration as provided in this Section 2.6.

          (e) Promptly following the date which is 180 days after the Effective Date, the Paying Agent will deliver to Buyer all letters of transmittal and other documents in its possession relating to the transactions contemplated hereby, and the Paying Agent's duties will terminate. Any portion of the Exchange Fund (including interest or other income received by the Paying Agent in respect thereof) that remains unclaimed by the holder of any Partnership Unit 180 days after the Effective Date shall be delivered to the Surviving Partnership, upon demand, and any such holder who has not exchanged such holder's Partnership Units prior to such time shall thereafter look only to the Surviving Partnership for payment of such holder's claim for Merger Consideration.

          (f) Buyer, the Surviving Partnership or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Partnership Units such amounts as Buyer, the Surviving Partnership or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Buyer, the Surviving Partnership or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Partnership Units in respect of which such deduction and withholding was made by Buyer, the Surviving Partnership or the Paying Agent.

          (g) None of Buyer, the Surviving Partnership or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) At the Effective Time, the general partner interest in the Partnership shall, by virtue of the Merger and without any action on the part of the General Partner, be converted into the right to receive cash in an amount equal to $200,000 (the "General Partner Consideration"). Buyer shall deliver the General Partner Consideration to the General Partner in accordance with the terms of Section 6.13(g).

          (i) The Paying Agent shall invest the cash of the Exchange Fund, as directed by the Surviving Partnership, on a daily basis. Any interest and other income resulting from such investments shall be payable to the Surviving Partnership on demand.

     2.7. No Appraisal Rights

          The holders of Partnership Interests are not entitled under applicable law to appraisal rights as a result of the Merger.

     2.8. Approval of the Limited Partners

          The Partnership and the General Partner promptly shall seek the approval of the holders of a majority of the Partnership Units who have been admitted as limited partners of the Partnership to the Merger and the related transactions to the extent required by the Partnership Agreement to effectuate the transactions contemplated by this Agreement (collectively, the "Limited Partner Approvals").

3.   Representations and warranties of THE PARTNERSHIP

          The Partnership represents and warrants to Buyer as of the date of this Agreement:

     3.1. Organization, Good Standing and Qualification

          The Partnership has been duly formed and is validly existing as a limited partnership in good standing under the DRULPA with the requisite partnership power and authority to own, lease and operate its properties, conduct the business in which it is engaged and perform its obligations under this Agreement. The Partnership is duly qualified to transact business and is in good standing under the laws of each jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to so qualify or be in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Partnership and its Subsidiaries (as defined below) taken as a whole (a "Partnership Material Adverse Effect"). The Partnership has furnished or made available to Buyer and Merger Sub correct and complete copies of its Certificate of Limited Partnership and its Partnership Agreement, as amended or supplemented to the date of this Agreement.

     3.2. Subsidiaries

          (a) Schedule 3.2 sets forth each corporation, partnership, limited liability company, joint venture or other legal entity of which the Partnership owns (either directly or through or together with another Subsidiary of the Partnership) either (i) a general partner, managing member or other similar interest, or (ii) voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity (each such entity, a "Subsidiary," collectively, "Subsidiaries").

          (b) Except as set forth in Schedule 3.2, (i) all of the outstanding shares of capital stock of each Subsidiary that is a corporation have been duly authorized, validly issued and are (A) fully paid and nonassessable and not subject to preemptive rights, (B) owned by the Partnership or by another Subsidiary and (C) owned free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (ii) all equity interests in each Subsidiary that is a partnership, joint venture, limited liability company or trust are owned by the Partnership or by another Subsidiary and are owned free and clear of all Liens. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now being conducted. Each Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect. Complete and correct copies of the articles of incorporation, bylaws, organization documents and partnership, joint venture and operating agreements of each Subsidiary, as amended to the date of this Agreement, have been previously delivered to Buyer and are listed on Schedule 3.2.

     3.3. Power, Authority and Enforceability

          The Partnership has the requisite partnership power and authority to enter into this Agreement and, subject to the requisite Limited Partner Approvals, to consummate the Merger and the other transactions contemplated by this Agreement (including, without limitation, each other agreement in connection therewith to which the Partnership is or will be a party). The execution and delivery of this Agreement by the Partnership and the consummation by the Partnership of the Merger and the other transactions contemplated by this Agreement (including, without limitation, each other agreement in connection therewith to which the Partnership is or will be a party) have been duly authorized by all necessary action on the part of the Partnership, except for and subject to the Limited Partner Approvals and the amendment of the Operating Agreement as contemplated by the Operating Agreement Consent. This Agreement has been, and each other agreement in connection therewith to which the Partnership is or will be a party has been or will be, duly executed and delivered by the Partnership and constitutes or will constitute the legal, valid and binding agreement of the Partnership enforceable against the Partnership in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (b) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.

     3.4. Capitalization

          As of the date hereof, 70,000 Partnership Units are currently issued and outstanding. Except as set forth in Schedule 3.4, all outstanding Partnership Units are, and all such units that may be issued prior to the Effective Time will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DRULPA, the Partnership Agreement or any contract, lease, license, indenture, note, bond or other agreement (a "Contract") to which the Partnership is a party. There are not any options, warrants, calls, rights, convertible or exchangeable securities, units, commitments, Contracts, arrangements or undertakings to which the Partnership is a party (x) obligating the Partnership to issue, deliver or sell, or cause to be issued, delivered or sold, additional Partnership Units or other equity interests in, or any security convertible or exercisable for or exchangeable into any Partnership Unit or other equity interest in, the Partnership or (y) obligating the Partnership to issue, grant, extend or enter into any such option, warrant, call, right, security, unit, commitment, Contract, arrangement or undertaking. As of the date of this Agreement, there are no outstanding contractual obligations of the Partnership to repurchase, redeem or otherwise acquire any Partnership Units. There are no agreements among Limited Partners, voting trusts or other agreements or understandings to which the Partnership is a party or to which it is bound relating to the holding, voting or disposition of the Partnership Units.

     3.5. Noncontravention

          (a) The execution, delivery and performance of this Agreement by the Partnership and the consummation by the Partnership of the Merger will not (i) violate the Partnership Agreement or any charter or similar organizational document adopted by any Subsidiary as in effect on the date hereof or immediately prior to the Effective Time or (ii) conflict with, or constitute a violation of or a default (or an event which with notice or lapse of time or both would become a violation of or a default) under, or grant to others any rights of termination, amendment, acceleration or cancellation of, any other material agreement, indenture or instrument to which the Partnership or any of its Subsidiaries is a party, or result in the creation of any Lien upon any of the properties or assets of the Partnership or any Subsidiary, or result in a violation of any statute, law, ordinance, regulation, rule, judgment, decree or order (collectively "Laws") of any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency having jurisdiction (a "Governmental Entity") applicable to the Partnership or any of its Subsidiaries or by which any of its property or assets is bound or affected, which conflict, default, grant or violation (A) except in the case of clause (i) above, would reasonably be expected to have a Partnership Material Adverse Effect, (B) would impair the ability of the Partnership to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement or (C) will not be avoided by the Partnership obtaining at or prior to the Effective Time the consent of a third party (including, without limitation, the Limited Partner Approvals) as set forth on Schedule 3.5.

             (b) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or notice to, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the Partnership or any Subsidiary in connection with the execution, delivery and performance of this Agreement or consummation of the Merger, other than (i) the filing with the SEC of a consent solicitation statement relating to the Limited Partner Approvals, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Partnership is qualified to do business, (iii) such filings as may be required in connection with the Taxes described in Section 3.11 and (iv) filings under state securities laws.

      3.6.   Litigation

             Except as set forth in Schedule 3.6, there is no suit, action or proceeding pending against or, to the Knowledge of the Partnership, threatened against the Partnership or any Subsidiary or any of their respective properties before any arbitrator, court or other Governmental Entity that, individually or in the aggregate, if determined adversely to such party, would reasonably be expected to have a Partnership Material Adverse Effect. As of the date hereof, there are no suits, actions or proceedings pending or, to the Knowledge of the

Partnership, threatened against the Partnership or any Subsidiary that seek to prevent, hinder, modify or challenge the transactions contemplated by this Agreement. Neither the Partnership nor any Subsidiary is subject to any outstanding judgment against them or naming them as a party that, individually or in the aggregate, would reasonably be expected to have a Partnership Material Adverse Effect.

      3.7.   SEC Documents; Financial Statements; Liabilities

             (a) The Partnership has filed all reports, schedules, forms, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") since January 1, 1999 through the date hereof and will file all reports, schedules, forms, statements and other documents required to be filed with the SEC prior to the Effective Date, including, without limitation, the Consent Solicitation (as defined below) (the "Partnership SEC Documents"). The Partnership SEC Documents, as of their respective filing dates, complied or will comply in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the "Securities Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in each case, the rules and regulations promulgated thereunder applicable to such Partnership SEC Documents. None of the Partnership SEC Documents at the time of filing contained or will contain any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Partnership SEC Documents filed and publicly available prior to the date hereof and with respect to which any such statement or omission would not reasonably be expected to have a Partnership Material Adverse Effect. The consolidated financial statements of the Partnership and its consolidated Subsidiaries, if any, included in the Partnership SEC Documents complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by the applicable rules and regulations of the SEC) applied on consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP and the applicable rules and regulations of the SEC, the consolidated financial position of the Partnership and its consolidated Subsidiaries, if any, in each case taken as a whole, as of the dates thereof and the consolidated results of operations and cash flow for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

             (b) Except as set forth in the most recent financial statements included in the Partnership SEC Documents or as incurred in the ordinary course of business since the respective dates thereof, neither the Partnership nor any Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected in the Partnership's financial statements.

      3.8.   No Material Adverse Changes

             Except as disclosed in the Partnership SEC Documents that were filed and publicly available prior to the date of this Agreement or in the financial and other reports of the Partnership set forth on Schedule 3.8, since December 31, 2001, the Partnership and the Subsidiaries have conducted their respective businesses only in the ordinary course of business, and there has not been (a) any material adverse change in the business, financial condition or results of operations of the Partnership and its Subsidiaries taken as a whole, other than adverse effects caused by increased competition in the limited service hotel industry or in specific Hotel markets, changes in the limited service hotel industry not specifically relating to the Partnership and its Subsidiaries or changes in the economy generally (a "Partnership Material Adverse Change"), nor has there been any occurrence or circumstance affecting the Partnership or any of its Subsidiaries that with the passage of time or giving of notice would reasonably be expected to result in a Partnership Material Adverse Change or would impair the ability of the Partnership to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement, (b) any damage, destruction or loss, whether or not covered by insurance that has had or would reasonably be expected to have a Partnership Material Adverse Effect, or (c) any change in accounting methods, principles or practices by the Partnership materially affecting its assets, liabilities or business, except insofar as may have been disclosed in the Partnership SEC Documents or required by a change in GAAP. The Partnership has provided Buyer with certain financial information regarding the Hotels through Period 3 of the Manager's 2002 Fiscal Year. Buyer acknowledges that such information indicates a decline in the operating results of the Hotels over such period as compared to the operating results for the comparable period for the prior fiscal year, and that any continued decline in the operating results of the Hotels prior to the Closing shall not constitute a Partnership Material Adverse Change for purposes of this Agreement.

      3.9.   Indebtedness

             Schedule 3.9 sets forth a complete and correct list of all indebtedness of the Partnership and its Subsidiaries evidenced by a note (collectively, "Loans"), including, without limitation, all indebtedness secured by a mortgage, deed of trust or similar instrument encumbering any of the Hotels (collectively, "Mortgage Loans"), and sets forth (a) the date on which each Loan was executed and any amendments or modifications thereto, (b) the original principal amount, rate of interest, and outstanding principal amount of each such Loan and (c) if applicable, the Hotel(s) to which each Mortgage Loan relates.

      3.10.  Default; Material Contracts

             Except for defaults, events or occurrences, the consequences of which, individually or in the aggregate, would not reasonably be expected to have a Partnership Material Adverse Effect, (a) neither the Partnership nor any of its Subsidiaries is in default or, to the Knowledge of the Partnership, alleged to be in default with respect to any judgment, order, writ, injunction or decree of any court or any Governmental Entity; (b) neither the Partnership nor any of its Subsidiaries is in breach or default or, to the Knowledge of the Partnership, alleged to be in breach or default under any agreement to which the Partnership or its Subsidiaries is a party, including the material contracts of the Partnership and its Subsidiaries set forth on Schedule 3.10 (the "Material Contracts"), correct and complete copies of which have been furnished or made available to Buyer and Merger Sub, and (c) to the Knowledge of the Partnership, no condition or state of facts exists which reasonably would be expected to cause or create a default or defaults by the Partnership or any of its Subsidiaries under any such judgment, order, writ, injunction or decree or agreement (other than as set forth on Schedule 3.10). All of the Material Contracts have been filed as exhibits to the Partnership's SEC Documents and are in full force and effect.

      3.11.  Tax Matters

             Except as otherwise set forth in Schedule 3.11:

             (a) Except where any failure to do so would not reasonably be expected to have a Partnership Material Adverse Effect, the Partnership and its Subsidiaries have filed when due (including extensions) with the appropriate Governmental Entity, all tax returns, estimates, information and reports ("Tax Returns") required to be filed by the Partnership or any of its Subsidiaries with respect to all federal, state, local or foreign taxes, levies, imposts, duties, licenses and registration fees, and similar charges, including, without limitation, income taxes, unemployment and social security withholding taxes, sales and use taxes, real estate transfer taxes, real estate and personal property taxes, franchise taxes, and interest, penalties and additions to tax with respect thereto ("Taxes"). Except where any failure to do so would not reasonably be expected to have a Partnership Material Adverse Effect, the Partnership and its Subsidiaries have paid all Taxes that have become due and payable and, to the extent of Taxes not yet due and payable, the Partnership and its Subsidiaries have made required estimated payments of or accrued or otherwise adequately reserved in accordance with GAAP for the payment of all Taxes. All such filed Tax Returns are correct and complete in all material respects. Neither the Partnership nor any of its Subsidiaries has received written notice from any Governmental Entity in a jurisdiction in which it does not file a Tax Return stating that it is or may be subject to taxation by that jurisdiction. Neither the Partnership nor any of its Subsidiaries is a party to or bound by any agreement providing for the allocation or sharing of Taxes.

             (b) No Taxes have been assessed or asserted in writing in respect of any Tax Returns filed by the Partnership or any of its Subsidiaries or claimed in writing to be due by any taxing authority or otherwise that are not accrued or adequately reserved for in accordance with GAAP. No Tax Return of the Partnership nor any of its Subsidiaries has been or, to the Knowledge of the Partnership, is currently being examined or audited by the IRS or other taxing authority (whether foreign or domestic). Neither the Partnership nor any of its Subsidiaries has executed or filed with the IRS or any other taxing authority any agreement, waiver, or other document extending, or having the effect of extending, the period for assessment or collection of any Taxes, which extension or waiver is still in effect. The Partnership has delivered to Buyer correct and complete copies of all examination reports, statements of deficiencies and similar documents prepared by the IRS or any other taxing authority with respect to the Partnership or any of its Subsidiaries that have been received by either the Partnership or any of its Subsidiaries (if any). All final adjustments made by the IRS with respect to any Tax Return of the Partnership or any of its Subsidiaries have been reported to the relevant state, local, or foreign taxing authorities to the extent required by law, except where the failure to do so would not reasonably be expected to have a Partnership Material Adverse Effect. No requests for ruling or determination letters filed by the Partnership or any of its Subsidiaries are pending with any taxing authority.

             (c) Neither the Partnership nor any of its Subsidiaries (i) has a permanent establishment in any foreign country or operates or conducts a business through any branch in any foreign country, (ii) has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in the accounting method initiated by either the Partnership or any of its Subsidiaries, (iii) has any Knowledge that the IRS or any other Governmental Entity has proposed any such adjustment or change in accounting method, or (iv) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law.

             (d) The performance of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any additional or subsequent event) result in any payment that would constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

             (e) Copies of all Tax Returns required to be filed by the Partnership or any of its Subsidiaries (including any predecessors) for each of the last two (2) years, together with all schedules and attachments thereto, have been delivered to Buyer.

      3.12.  Employee Matters

             Neither the Partnership nor any of its Subsidiaries has or ever has had any employees.

      3.13.  Compliance with Laws

             (a) Except as disclosed in any Partnership SEC Documents and except for violations, noncompliances and defaults which would not reasonably be expected to have a Partnership Material Adverse Effect or that are expected to be remedied pursuant to the implementation of the Residence Inn Asset Protection Plan, a copy of which has been provided to Buyer, neither the Partnership nor any of its Subsidiaries has Knowledge that it has violated or failed to comply with any applicable Law or Permit (as defined below) of any Governmental Entity.

             (b) To the Knowledge of the Partnership, the Partnership and each Subsidiary has in effect all approvals, authorizations, certificates, filings, franchises, licenses (including, without limitation, liquor licenses), notices, permits and rights of or with all Governmental Entities ("Permits") necessary for it to own, lease or otherwise hold and to operate its properties and assets and to carry on its business and operations as now conducted, except for the failure to have such Permits that, individually or in the aggregate, has not had and would not reasonably be expected to have a Partnership Material Adverse Effect. To the Knowledge of the Partnership, there have occurred no defaults under, or violations of, any such Permits, except for such defaults and violations that, individually or in the aggregate, have not had and would not reasonably be expected to have a Partnership Material Adverse Effect. To the Knowledge of the Partnership, neither this Agreement nor the Merger, in and of itself, would cause the revocation or cancellation of any such Permit that, individually or in the aggregate, would reasonably be expected to have a Partnership Material Adverse Effect. Buyer acknowledges that the Manager is responsible for obtaining and maintaining Permits necessary to operate the properties and assets of the Partnership and its Subsidiaries and to carry on the business and operations of the Hotels as currently conducted, and that the Partnership's Knowledge of the matters referred to in this Section 3.13(b) is not deemed to include the Manager's Knowledge of such matters for purposes of this Agreement.

      3.14.  Environmental Compliance

             Except as disclosed in the reports listed on Schedule 3.14, to the Knowledge of the Partnership, (a) there has been no Release (as defined below) of Hazardous Materials at, on, under, or from the Hotel properties and (b) none of the Hotels, the Partnership or any of its Subsidiaries have failed to comply with Environmental Laws (as defined below), which Release or failure would reasonably be expected to have a Partnership Material Adverse Effect.

             For the purposes of this Agreement, "Hazardous Materials" means any of the following: asbestos-containing materials, polychlorinated biphenyls, flammable materials, explosives, radioactive materials, petroleum products and any materials, wastes, substances, or chemicals that are deemed hazardous, toxic, or defined as a "hazardous substance" under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.) ("CERCLA"), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901, et seq.), in the regulations adopted or publications promulgated pursuant thereto, or in any other applicable Laws of any Governmental Entity in effect on the date hereof relating to protection of public health, safety or the environment (each such law, ordinance, rule or regulation, an "Environmental Law"). For purposes of this Agreement, "Release" shall have the meaning set forth in CERCLA.

      3.15.  Brokers Fees

             Except for fees payable to Merrill Lynch & Co. by the Partnership prior to the Closing in connection with the transactions contemplated by this Agreement, no Person acting on behalf of the Partnership is, or will be, entitled to any commission, broker's, finder's or investment banking fees from any of the Parties or from any Person controlling, controlled by or under common control with any Party, in connection with the transactions contemplated by this Agreement. A true, correct and complete copy of the agreement with Merrill Lynch & Co. pursuant to which such fees are payable has been provided to Buyer prior to the date of this Agreement.

      3.16.  Potential Conflicts of Interest

             Except as disclosed in the Partnership SEC Documents, there have been no transactions, agreements, arrangements or understandings between the Partnership or General Partner, on the one hand, and its affiliates, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

      3.17.  Opinion of Financial Advisor

             The General Partner has received the opinion of Merrill Lynch & Co., the Partnership's financial advisor, on or prior to the date of this Agreement, to the effect that, as of the date of such opinion, the proposed Merger Consideration to be received by the Limited Partners pursuant to the Merger is fair to the Limited Partners from a financial point of view.

      3.18.  Vote Required

             The affirmative vote of the holders of a majority of the outstanding Partnership Units is the only vote of the holders of Partnership Interests required to approve the Merger.

      3.19.  Properties

             The real property listed on Schedule 3.19 is the only real property currently or previously owned by the Partnership or any Subsidiary.

4.    REPRESENTATIONS AND WARRANTIES OF THE GENERAL PARTNER

             The General Partner represents and warrants to Buyer as of the date of this Agreement:

      4.1.   Organization, Good Standing and Qualification

             The General Partner has been duly formed and is validly existing as a limited liability company in good standing under the applicable laws of its jurisdiction of formation with the requisite limited liability company power and authority to own, lease and operate its properties, conduct the business in which it is engaged and perform its obligations under this Agreement. The General Partner is duly qualified to transact business and is in good standing under the laws of each jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to so qualify or be in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the General Partner. The General Partner has furnished or made available to Buyer correct and complete copies of its certificate of formation and operating agreement, as amended or supplemented to the date of this Agreement (the "Operating Agreement").

       4.2.  Power, Authority and Enforceability

             The General Partner has the requisite limited liability company power and authority to enter into this Agreement and, subject to amendment of the Operating Agreement as contemplated by the Operating Agreement Consent, to approve and consummate the Merger and the other transactions contemplated by this Agreement and each other agreement in connection therewith to which the General Partner is or will be a party. The execution and delivery of this Agreement by the General Partner and the consummation by the General Partner of the transactions contemplated by this Agreement and each other agreement in connection therewith to which the General Partner is or will be a party have been duly authorized by all necessary action on the part of the General Partner. This Agreement has been, and each other agreement in connection therewith to which the General Partner is or will be a party has been or will be, duly executed and delivered by the General Partner and constitutes or will constitute the legal, valid and binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (b) equitable principles of general applicability relating to the availability of specific performance, injunctive relief, or other equitable remedies.

       4.3.  Noncontravention

             (a) Except as set forth in Schedule 4.3, the execution, delivery and performance of this Agreement by the General Partner will not (i) violate the certificate of formation and operating agreement of the General Partner, as in effect on the date hereof or as in effect as of the Effective Time, or (ii) conflict with, or constitute a violation of or a default (or an event which with notice or lapse of time or both would become a violation of or a default) under, or grant to others any rights of termination, amendment, acceleration or cancellation of, any other material agreement, indenture or instrument to which the General Partner is a party or by which any of its property or assets is bound or affected, or result in the creation of any Lien upon any of the properties or assets of the General Partner, or result in a violation of any Law of any Governmental Entity applicable to the General Partner or by which any of its property or assets is bound or affected,which conflict, default, grant or violation (A) except in the case of clause (i) above, would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the General Partner, (B) would impair the ability of the General Partner to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement or (C) will not be avoided by the General Partner obtaining at or prior to the Effective Time the consent of a third party as set forth in Schedule 4.3.

             (b) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or notice to, or permit from, any Governmental Entity is required to be obtained or made by or with respect to the General Partner in connection with the execution, delivery and performance of this Agreement or consummation of the Merger, other than (i) the filing with the SEC of a consent solicitation statement relating to the Limited Partner Approvals, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) such filings as may be required in connection with the Taxes described in Section 3.11 and (iv) filings under state securities law.

5.     REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGER SUB

             Buyer and Merger Sub, jointly and severally, represent and warrant to the Partnership as of the date of this Agreement:

      5.1.   Organization, Good Standing and Qualification

             Each of Buyer and Merger Sub has been duly formed and is validly existing as a corporation or partnership in good standing under the applicable laws of its respective jurisdiction of formation with the requisite corporate or partnership power and authority to own, lease and operate its respective properties, conduct the business in which it is engaged and perform its obligations under this Agreement. Each of Buyer and Merger Sub is duly qualified to transact business and is in good standing under the laws of each jurisdiction in which it owns or leases properties, or conducts any business, so as to require such qualification, except where the failure to so qualify or be in good standing would not reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of Buyer or

Merger Sub (a "Buyer Material Adverse Effect"). Each of Buyer and Merger Sub has furnished or made available to the Partnership correct and complete copies of its articles of incorporation and bylaws or certificate of limited partnership and partnership agreement, as the case may be, as amended or supplemented to the date of this Agreement.

       5.2.  Power, Authority and Enforceability

             Each of Buyer and Merger Sub has the requisite corporate or partnership power and authority to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement (including, without limitation, each other agreement in connection therewith to which Buyer or Merger Sub, as the case may be, is or will be a party). The execution and delivery of this Agreement by each of Buyer and Merger Sub and the consummation by each of Buyer and Merger Sub of the Merger and the other transactions contemplated by this Agreement (including, without limitation, each other agreement in connection therewith to which Buyer or Merger Sub, as the case may be, is or will be a party) have been duly authorized by all necessary action on the part of Buyer and Merger Sub, as the case may be. This Agreement has been, and each other agreement in connection therewith to which Buyer or Merger Sub is or will be a party has been or will be, duly executed and delivered by Buyer and Merger Sub, as the case may be, and constitutes or will constitute the legal, valid and binding agreement of Buyer and Merger Sub, as the case may be, enforceable against each of Buyer and Merger Sub in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (b) equitable principles of general applicability relating to the availability of specific performance, injunctive relief, or other equitable remedies.

       5.3.  Financial Statements

             Attached hereto as Exhibit C are the financial statements of Buyer and its consolidated subsidiaries, if any, for the period of January 17, 2001 through December 31, 2001 (collectively the "Buyer's Financial Statements"). Buyer's Financial Statements comply as to form in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on consistent basis during the periods involved (except as may be indicated in the notes thereto), are correct and complete and fairly present, in accordance with the applicable requirements of GAAP, the consolidated financial position of Buyer and its consolidated subsidiaries, if any, taken as a whole, as of the dates thereof, and are consistent with the books and records of

Buyer (which books and records are materially correct and complete), and the consolidated results of operations and cash flow for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

       5.4.  Noncontravention

             (a) Except as set forth in Schedule 5.4, the execution, delivery and performance of this Agreement by each of Buyer and Merger Sub and the consummation by each of Buyer and Merger Sub of the Merger will not (i) violate the articles of incorporation, bylaws or the partnership agreement, as the case may be, of Buyer or Merger Sub, as in effect on the date hereof or immediately prior to the Effective Time, or (ii) conflict with, or constitute a violation of or a default (or an event which with notice or lapse of time or both would become a violation of or a default) under, or grant to others any rights of termination, amendment, acceleration or cancellation of, any other material agreement, indenture or instrument to which any of Buyer or Merger Sub is a party or by which any of their property or assets is bound or affected, or result in the creation of any Lien upon any of the properties or assets of Buyer or Merger Sub or result in a violation of any Law of any Governmental Entity applicable to any of Buyer or Merger Sub or by which any of their property or assets is bound or affected, which conflict, default, grant or violation (A) except in the case of clause (i) above, would reasonably be expected to have a Buyer Material Adverse Effect, (B) would impair the ability of either Buyer or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement or (C) will not be avoided by Buyer or Merger Sub obtaining at or prior to the Effective Time the consent of a third party as set forth in Schedule 5.4(a).

             (b) No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, or notice to, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Buyer or Merger Sub in connection with the execution, delivery and performance of this Agreement or consummation of the Merger, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (ii) such filings as may be required in connection with the Taxes described in Section 3.11.

       5.5.  Litigation

             Except as set forth in Schedule 5.5, there is no suit, action or proceeding pending against or, to the Knowledge of Buyer or Merger Sub, threatened against Buyer or Merger Sub or any of their respective properties before any arbitrator, court or other Governmental Entity that, individually or in the aggregate, if determined adversely to such party, would reasonably be expected to impair the ability of either Buyer or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. As of the date hereof, there are no suits, actions or proceedings pending against Buyer or Merger Sub that seek to prevent, hinder, modify or challenge the transactions contemplated by this Agreement. Neither Buyer nor Merger Sub is subject to any outstanding judgment against them or naming them as a party that, individually or in the aggregate, would reasonably be expected to impair the ability of either Buyer or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

       5.6.  No Material Adverse Changes

             Since December 31, 2001, Buyer has conducted its business only in the ordinary course of business and there has not been any material adverse change in the business, financial condition or results of operations of Buyer and its consolidated subsidiaries (if any) taken as a whole (a "Buyer Material Adverse Change"), nor has there been any occurrence or circumstance affecting Buyer or its subsidiaries that with the passage of time or giving of notice would reasonably be expected to result in a Buyer Material Adverse Change or would impair the ability of either Buyer or Merger Sub to perform its obligations under this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.

       5.7.  Brokers Fees

             Except as disclosed to the Partnership in writing prior to the date hereof, no Person acting on behalf of Buyer or Merger Sub is, or will be, entitled to any commission, broker's, finder's or investment banking fees from any of the Parties or from any Person controlling, controlled by or under common control with any Party, in connection with the transactions contemplated by this Agreement.

6.     COVENANTS

       6.1.  Conduct of Business by the Partnership

             From the date of this Agreement to the Effective Time, except as required in connection with the Merger and the other transactions contemplated by this Agreement or unless the Partnership obtains the prior written consent of Buyer, the Partnership shall and shall cause each of its Subsidiaries to:

             (a) carry on its business as currently conducted and only in the usual and ordinary course;

             (b) make no amendment to the Material Contracts or any charter or similar organizational document adopted by any Subsidiary;

             (c) use its commercially reasonable efforts to preserve its business organization intact and cause the Manager to continue to (i) operate the Hotels in a good and businesslike fashion consistent with past practices and in accordance with the terms of the Management Agreement, (ii) maintain the Hotels in good working order and condition in a manner consistent with past practices and in accordance with the terms of the Management Agreement and (iii) maintain the level of insurance with respect to the Hotels that is required under the Management Agreement;

             (d) not incur any material liability or make any material commitment (including, without limitation, making or entering into any new Loan) or enter into any other material transaction except in the ordinary and usual course of business or pursuant to agreements existing on the date hereof;

             (e) not issue, deliver, sell, grant, pledge, transfer (other than a transfer in the transfer books of the Partnership to reflect a transfer of ownership of Partnership Units by a Limited Partner in accordance with the Partnership Agreement) or otherwise encumber or dispose of or subject to any Lien, (i) any Partnership Interests or (ii) any options or rights to purchase Partnership Interests or securities convertible into or exchangeable for Partnership Interests and not redeem, purchase or otherwise acquire any of its Partnership Interests;

             (f) not organize any subsidiary and not acquire or enter into an agreement to acquire, by merger, consolidation or purchase of stock, interests in or assets of, any business or entity;

             (g) not enter into, modify, amend or terminate any material agreement with respect to any of the Hotels, other than in the ordinary course of business or pursuant to agreements existing on the date hereof, which would encumber or be binding upon the Hotels from and after the Effective Time;

             (h) not make any distributions to the Partners except for distributions of Partnership Cash made after receipt of the Limited Partner Approvals, provided the condition set forth in Section 7.3(d) can continue to be satisfied following any such distribution of Partnership Cash;

             (i) not make or change any material Tax election or settle or compromise any material Tax liability or refund;

             (j) not adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

             (k) not make any change in accounting methods, principles or practices affecting the reported assets, liabilities or results of operations of the Partnership or any Subsidiary, except as required by a change in GAAP;

             (l) not (i) incur, assume or prepay any indebtedness for borrowed money or guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any indebtedness or obligation of another person or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Partnership or any Subsidiary, or (ii) make or forgive any loans, advances or capital contributions to, or investments in, any other person;

             (m) not pay, discharge, settle or satisfy any claims, liabilities, obligations or litigation of or against the Partnership, other than the payment, discharge, settlement or satisfaction, in the ordinary course of business or in accordance with their terms, of liabilities reflected or reserved against in the most recent financial statements (or the notes thereto) of the Partnership included in the Partnership SEC Documents or incurred since the date of such financial statements in the ordinary course of business; and

             (n) not authorize, or commit or agree to take, any of the foregoing actions or take any action that would make any representation or warranty in Article III hereof untrue or incorrect in any material respect.

             Nothing set forth in this Section 6.1 shall restrict (a) the right of the Manager under the Management Agreement to enter into, terminate, amend or otherwise modify any contracts or agreements related to the Hotels (or the Partnership or a Subsidiary entering into, terminating, amending or otherwise modifying any such contracts or agreements where required by the Manager based on the Manager's right under the Management Agreement to effect the same), or take any other actions related to the Hotels permitted by the Management Agreement, except that the Partnership or a Subsidiary shall not consent to, approve of or execute the same (to the extent that the Partnership or a Subsidiary has the right under the Management Agreement to withhold such consent or approval) except in accordance with the requirements of this Section 6.1 or
(b) the funding of any expenses for the Capital Expenditure Plan.

       6.2.  Reasonable Efforts; Further Assurances; Cooperation; Notification

             Subject to the terms and conditions hereof, each of the Parties shall use its commercially reasonable efforts to take, or cause to be taken or do, or cause to be done, all things necessary, proper or advisable under applicable Law to obtain all required regulatory approvals and shall cooperate fully with each other and their respective managers, directors, officers, general partners, employees, agents, counsel, accountants and other designees in connection with any steps required to be taken as a part of its obligations under this Agreement. Each Party shall do such things as may be reasonably requested by the other Parties in order to more effectively consummate the Merger and the other transactions contemplated by this Agreement, including, without limitation:

             (a) As promptly as practicable after the date of this Agreement, the Partnership shall prepare and file with the SEC under the Exchange Act a consent solicitation statement relating to the consent of the Limited Partners with respect to the Limited Partner Approvals (the "Consent Solicitation"); provided, however, the Partnership shall not be required to mail the Consent Solicitation to the Limited Partners prior to receipt by the Partnership of (i) evidence of the Buyer Consents from the Manager and (ii) evidence of the Partnership Consents from the Manager. The Partnership will cause the Consent Solicitation to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The information supplied by the Partnership and its Subsidiaries for inclusion in the Consent Solicitation shall not, at the date the Consent Solicitation (or any amendment thereof or supplement thereto) is first mailed to the Limited Partners or at the termination of the consent solicitation period, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

             (b) The Partnership and General Partner shall use their commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect to the Consent Solicitation as filed in preliminary form. The Partnership shall notify the Buyer promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Consent Solicitation or for additional information and shall supply Buyer with copies of all correspondence between the Partnership or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Consent Solicitation. If at any time prior to the termination of the consent solicitation period, there shall occur any event that should be set forth in an amendment or supplement to the Consent Solicitation, the Partnership shall promptly prepare and mail to the Limited Partners such an amendment or supplement. No filing of, or amendment to, the Consent Solicitation will be made by the Partnership or General Partner without providing the Buyer the opportunity to review and comment thereon. Subject to the provisions of Section 6.2(a), the Partnership shall use its commercially reasonable efforts to cause the Consent Solicitation to be mailed to the Limited Partners as promptly as practicable after the SEC has completed its review of the Consent Solicitation.

          (c) In connection with the preparation of the Consent Solicitation, Buyer will provide the Partnership in writing with all information relating to Buyer and Merger Sub that is required to be included in the Consent Solicitation pursuant to the Exchange Act and the rules and regulations thereunder and any other applicable Law. The written information supplied by Buyer and Merger Sub for inclusion in the Consent Solicitation shall not, at the date the Consent Solicitation (or any amendment thereof or supplement thereto) is first mailed to the Limited Partners or at the termination of the consent solicitation period, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If at any time prior to the termination of the consent solicitation period any event or circumstance relating to Buyer or Merger Sub should be discovered by Buyer or Merger Sub which should be set forth in an amendment or a supplement to the Consent Solicitation, Buyer shall promptly inform the Partnership.

          (d) The Partnership and Buyer shall promptly make their respective required material filings and submissions with Governmental Entities and shall take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable material Laws to obtain any required material consent or approval of any third party or any Governmental Entity necessary to perform their respective obligations under this Agreement.

          (e) The Partnership and Buyer shall cooperate and keep each other informed regarding all filings with the SEC.

          (f) If any claim, action, suit, investigation or other proceeding by any Governmental Entity or other Person is commenced which questions the validity or legality of the Merger or any of the other transactions contemplated by this Agreement or seeks damages in connection therewith, the Parties shall cooperate and use commercially reasonable efforts to defend against such claim, action, suit, investigation or other proceeding and, if an injunction or other order is issued in any such action, suit or other proceeding, to use commercially reasonable efforts to have such injunction or other order lifted, and to cooperate reasonably regarding any other impediment to the consummation of the Merger or any of the other transactions contemplated by this Agreement.

          (g) Each Party shall give prompt written notice to the others of (i) the occurrence, or failure to occur, of any event which occurrence or failure causes or would reasonably be expected to cause any representation or warranty of such Party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement to the Effective Time or that will or is reasonably expected to result in the failure to satisfy any of the conditions specified in Article 7 of this Agreement, (ii) any failure of such Party to perform or comply, in any material respect with any covenant or other agreement required to be performed or compiled with under this Agreement and (iii) any applicable update to the schedules to this Agreement; provided, however, that no such notification or update shall affect the representations, warranties, covenants, agreements or schedules of the Parties or the conditions to the obligations of the Parties under this Agreement.

          (h) The Partnership shall use commercially reasonable efforts to obtain from its accountants access to all work papers relating to audits of the Partnership performed by its accountants, and the continued cooperation of its accountants with regard to the preparation of consolidated financial statements for the Surviving Partnership.

          (i) The Partnership agrees to use commercially reasonable efforts to include the Buyer in any discussions with the Manager with respect to the renovation approval process as referred to in the Renovation Letter attached hereto as Exhibit E, and to the extent approval of the Partnership is required to undertake such renovation projects, the Partnership will obtain the concurrence of the Buyer.

          (j) The Partnership agrees to use commercially reasonable efforts to assist Buyer in obtaining a letter from the Environmental Protection Agency, addressed to both the Partnership and the Buyer, relating to Bossier City Residence Inn, that the owner of Bossier City Residence Inn is not a potentially responsible party to environmental issues at that hotel, and the Environmental Protection Agency does not intend to pursue the owner of Bossier City Residence Inn in the matter at this time.

     6.3. No Solicitation

          (a) Prior to the Effective Time, except as otherwise permitted hereby:

               (i) neither the Partnership nor the General Partner shall invite, initiate, solicit or encourage, directly or indirectly, any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to the partners of the Partnership) with respect to a merger, acquisition, tender offer, exchange offer, transaction resulting in the issuance of equity securities of the Partnership, consolidation, share exchange, business combination, sale, lease, exchange, mortgage, pledge, transfer or other disposition of the assets (other than in the ordinary course of business) or equity securities (including, without limitation, Partnership Interests) of the Partnership, other than the transactions contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"), or engage in any discussions or negotiations concerning or provide any confidential or non-public information or data to any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal;

               (ii) neither the Partnership nor the General Partner shall permit any of its managers, directors, officers, affiliates, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders or other representatives retained by the Partnership to engage in any of the activities described in Section 6.3(a)(i);

               (iii) the Partnership and the General Partner shall immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will use their commercially reasonable efforts to cause the individuals or entities referred to in Section 6.3(a)(ii) to immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing; and

               (iv) the Partnership or the General Partner shall notify Buyer immediately if the Partnership or the General Partner receives any such inquiry or proposal, or any request for such information, or if any such negotiations or discussions are sought to be initiated or continued with the Partnership.

          (b) Notwithstanding Section 6.3(a), the Partnership and the General Partner shall not be prohibited from furnishing information to or entering into discussions or negotiations with any Person that makes a bona fide written Acquisition Proposal to the Partnership or the General Partner after the date hereof which was not invited, initiated, solicited or encouraged, directly or indirectly, by the Partnership, the General Partner or any individual or entity referred to in Section 6.3(a)(ii) if (i) the General Partner determines in good faith, after consultation with its independent financial advisors of nationally recognized reputation, that such Acquisition Proposal is reasonably likely to result in a Superior Acquisition Proposal (as defined herein), (ii) the General Partner determines in good faith, after consultation with its outside legal counsel, that such action is appropriate for the General Partner to comply with its fiduciary duty to the Limited Partners imposed by Delaware law; (iii) the Partnership and the General Partner comply with all of their obligations under this Agreement, (iv) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, the Partnership or the General Partner provides written notice to Buyer to the effect that it is furnishing information to, or entering into discussions with such Person, (v) the Partnership or the General Partner provides Buyer with a copy of such Acquisition Proposal and any subsequent written amendments thereto, and (vi) the Partnership enters into a confidentiality agreement with such Person the material terms of which are (without regard to the terms of such Acquisition Proposal) in all material respects no less favorable to the Partnership, and no less restrictive to the Person making such Acquisition Proposal, than those contained in the Confidentiality Agreement, dated April 6, 2001, between the Partnership and Buyer (the "Confidentiality Agreement").

               (c)  Notwithstanding anything to the contrary set forth in
Section 6.3(a) or 6.3(b), in the event that an Acquisition Proposal constitutes a Superior Acquisition Proposal, nothing contained in this Section 6.3 shall prohibit the General Partner from withdrawing, modifying, amending or qualifying its recommendation of this Agreement and the Merger as required under Section
6.4 hereof and recommending such Superior Acquisition Proposal to the Partners:
(i) if but only if, (A) the General Partner and the Partnership comply fully with this Section 6.3 and (B) the General Partner provides Buyer with at least three (3) business days' prior written notice of its intent to withdraw, modify, amend or qualify its recommendation of this Agreement or the Merger, (ii) if, in the event that during such three (3) business days Buyer makes a counter proposal to such Superior Acquisition Proposal (any such counter proposal being referred to in this Agreement as the "Buyer Counter Proposal"), the General Partner in good faith, taking into account the advice of its outside financial advisors of nationally recognized reputation, determines that the Buyer Counter Proposal is not at least as favorable to the Partners as the Superior Acquisition Proposal, from a financial point of view, and (iii) the General Partner and the Partnership shall have terminated this Agreement in accordance with Section 8.1(g).

          (d) For all purposes of this Agreement, "Superior Acquisition Proposal" means a bona fide written proposal made by a third party to acquire, directly or indirectly, the Partnership pursuant to a tender or exchange offer, merger, share exchange, consolidation or sale of all or substantially all of the assets of the Partnership or otherwise (i) on terms which the General Partner determines in good faith, after consultation with its independent financial advisors of nationally recognized reputation, are superior, from a financial point of view, to the Partners to those provided for in the Merger, (ii) for which financing, to the extent required, in the reasonable judgment of the General Partner is capable of being obtained and (iii) which the General Partner determines in good faith is reasonably capable of being consummated without undue delay.

          (e) Any disclosure that the Partnership or the General Partner may be compelled to make with respect to the receipt of an Acquisition Proposal in order to comply with its duties imposed by applicable Law or Rule 14d-9 or 14e-2 of the Exchange Act will not constitute a violation of this Section 6.3.

     6.4. Recommendation to the Limited Partners

          The General Partner shall, as soon as practicable following the date of this Agreement (but in no event sooner than 20 business days following the date the Consent Solicitation is mailed to the Limited Partners), seek to obtain the Limited Partner Approvals. The General Partner shall recommend to the Limited Partners approval of this Agreement, the Merger and the transactions contemplated by this Agreement and include such recommendation in the Consent Solicitation; provided, however, that prior to the expiration of the solicitation period for the Limited Partner Approvals (as the same may be extended by the Partnership in its sole discretion), such recommendation may be withdrawn, modified or amended in accordance with Section 6.3.

     6.5. Access to Information; Cooperation

          The Partnership shall afford to the other Parties and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other Parties, reasonable access during normal business hours prior to the Effective Time to all of its respective properties, books, agreements, commitments, personnel and records; provided, Buyer shall give the Partnership reasonable prior notice of its intent to visit and inspect any of the Hotels. The Partnership agrees to use commercially reasonable efforts to cooperate with Buyer during the 30 day period following the Closing Date with respect to the filing with the SEC (a) of a Current Report on Form 8-K reporting the acquisition of the Partnership and (b) if a filing of a supplement to a prospectus of Buyer is required, the filing of such prospectus supplement. The General Partner also shall provide to the Surviving Partnership's representatives a signed representation letter, in form and substance reasonably acceptable to General Partner, to enable an independent public accountant to render an opinion on the financial statements related to the Partnership and its Subsidiaries in connection with the filing of such Current Report on Form 8-K and prospectus supplement.

     6.6. Public Announcements

          Each Party will consult with each other Party before issuing, and provide each other the opportunity to review and comment upon, any press release or other written public statements which address in any manner the transactions contemplated by this Agreement, and shall not issue any such press release or make any such written public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

     6.7. Transfer and Gains Taxes

          Each Party shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes").

     6.8. Tax Matters

          The following provisions shall govern the allocation of responsibility as between Buyer, the Partnership and the New Entity with respect to the payment of Taxes and the filing of Tax Returns from and after the Closing Date:

          (a) The Partnership shall be responsible for the payment of all Taxes of the Partnership for or with respect to the period ending on or before the Effective Date, and Buyer shall be responsible for the payment of all Taxes of the Partnership for or with respect to the period commencing on the date following the Effective Date. Taxes owed by the Partnership with respect to periods ending on or before the Effective Date that are not paid by the Partnership at or prior to Closing or pursuant to Section 6.8(b) shall be paid by the New Entity in accordance with Section 6.15(e).

           (b) The Partnership on or prior to the Effective Date, and the New Entity, on behalf of the Partnership, after the Effective Date, shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Partnership for or with respect to all taxable periods (or portions thereof) ending on or before the Effective Date. The Partnership on or prior to the Effective Date, and the New Entity, on behalf of the Partnership, after the Effective Date, shall pay all Taxes, if any, at the time that any related Tax Return is filed, and, in any event, on or prior to the date such Taxes are due, including extensions; provided, however, that income Tax Returns for the taxable period in 2002, if any, ending on the Effective Date shall be filed by the Partnership or the New Entity, as applicable, within 105 days after the Effective Date.

           (c) Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Partnership for Tax periods which end on or after the date following the Effective Date (including for Tax periods which begin before the Effective Date and end on or after the date following the Effective Date). All determinations of tax items and the timing thereof shall be made in a manner consistent with prior tax practices of the Partnership.

     6.9.  [Intentionally Deleted]

     6.10. Lender Consent

           (a) Buyer shall use its commercially reasonable efforts to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable, including permitting Merrill Lynch & Co. and/or the General Partner to assist Buyer in its efforts, to obtain, as soon as practicable following the date of this Agreement, all consents of the Partnership's lender set forth on
Schedule 6.10, which consents are required to be obtained in connection with the transactions contemplated by this Agreement.

           (b) The General Partner shall use its commercially reasonable efforts to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable to obtain, as soon as practicable following the date of this Agreement, all consents of the Partnership's lender, including, without limitation, consent to amend the Operating Agreement, necessary to permit the General Partner under the Operating Agreement to approve and consummate the Merger and the other transactions contemplated by this Agreement and each other agreement in connection therewith to which the General Partner is or will be a party (the "Operating Agreement Consent"). Upon receipt of the Operating Agreement Consent, the General Partnership shall promptly amend the Operating Agreement as contemplated by the Operating Agreement Consent.

     6.11. Manager Consents

           (a) Buyer shall use its commercially reasonable efforts to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable, to obtain, as soon as practicable following the date of this Agreement, (i) the consent of the Manager to the lease of the Hotels by the Surviving Partnership to one or two affiliates of the Surviving Partnership ("Lessees"), and the assignment of the Management Agreement to such Lessees,
(ii) the consent of the Manager to changes to the Management Agreement, pursuant to amended and restated management agreements between Manager and the Lessees, which changes are identical to the changes made to the Management Agreement, dated March 29, 1988, between Marriott Residence Inn Limited Partnership and Residence Inn by Marriott, Inc. (except for changes with respect to the parties to the agreement and transaction specific information) as reflected in the Amendment and Restatement of Management Agreement by and between Residence Inn by Marriott, Inc., as Manager, and AHM Res I Limited Partnership, dated as of March 29, 2002, and (iii) the waiver by the Manager of any rights it may have under Section 18.01 of the Management Agreement with respect to the transactions (the "Proposed Transactions") contemplated by this Agreement or which are necessary to implement Merger Sub's proposed real estate investment trust structure (collectively, the "Buyer Consents"). Notwithstanding anything to the contrary in this Section 6.11(a), Buyer shall not be obligated to make any payment to the Manager in consideration for the Manager's agreement to grant the Buyer Consents.

           (b) The Partnership shall use its commercially reasonable efforts to take, or cause to be taken, or do, or cause to be done, all things necessary, proper or advisable, to obtain, as soon as practicable following the date of this Agreement, (i) confirmation by the Manager addressed to each of the Partnership and the Buyer that no Net Sales Proceeds (as that term is defined in the Management Agreement) will result from the Proposed Transactions, and no Contingent Management Fees (IMF) (as that term is defined in the Management Agreement) will become payable under the Management Agreement as a result of the Proposed Transactions or as a condition to the Manager's agreement to grant the Buyer Consents or the Partnership Consents, (ii) confirmation by the Manager addressed to each of the Partnership and the Buyer that the amount of Adjusted Capital Contributions (as that term is defined in the Management Agreement) shall not decrease as a result of the Proposed Transactions or as a condition to the Manager's agreement to grant the Buyer Consents or the Partnership Consents and (iii) confirmation by the Manager addressed to each of the Partnership and the Buyer of the amount of each item set forth on Schedule 6.11(b) as of the date set forth therein with respect to such item (collectively, the "Partnership

Consents"). Notwithstanding anything to the contrary in this Section 6.11(b), the Partnership shall not be obligated to make any payment to the Manager in consideration for the Manager's agreement to grant the Partnership Consents.

           (c) Buyer and the Partnership shall cooperate with each other and provide such assistance as may be necessary or appropriate or reasonably requested by the other Party to obtain the Buyer Consents and the Partnership Consents.

     6.12. Financial and Operational Reports

           Promptly following their preparation or receipt, as applicable, the Partnership will forward to Buyer copies of (i) the Partnership's quarterly and annual financial reports, (ii) the periodic rent letters prepared by the Manager relating to the Hotels, (iii) the Hotel level income statements prepared by the Manager with respect to the Hotels and (iv) any other financial or capital expenditure reports prepared by the Manager and delivered to the Partnership or its Subsidiaries.

     6.13. Indemnification by the General Partner

           (a) The General Partner (the "Indemnifying Party") shall indemnify and hold harmless Buyer, Merger Sub, the Surviving Partnership, the general partners of Merger Sub and the Surviving Partnership and any of their assignees and all of their respective officers, directors, employees and representatives and all of their respective heirs, legal representatives and successors (each, an "Indemnified Party," collectively, the "Indemnified Parties") from and against any and all Losses (as defined below) which any of the Indemnified Parties may sustain. "Losses" means all damages, liabilities, losses, costs and expenses, including all reasonable attorneys' fees and expenses, resulting from complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions asserted against or imposed upon any Indemnified Party arising out of any claims, disputes, proceedings, litigation or similar actions by a Limited Partner against the Partnership or the General Partner with respect to any matter or event occurring prior to the Closing Date other than any claims, disputes, proceedings, litigation or similar actions by a Limited Partner with respect to the transactions contemplated by this Agreement.

           (b) Any Indemnified Party proposing to assert the right to indemnification under this Section 6.13 shall, promptly after receipt of notice of commencement of any action against such Indemnified Party in respect of which a claim is to be made under this Section 6.13, notify the Indemnifying Party of the commencement of such action, enclosing a copy of all papers served; provided, however, that the failure to provide such notice shall not affect the obligations of the Indemnifying Party except to the extent such failure to notify materially prejudices the Indemnifying Party. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within 10 days thereof) after the Indemnified Party's receipt, delivery or filing thereof, copies of all notices and documents (including court papers) received, delivered or filed by the Indemnified Party relating to such action.

           (c) If any such action is brought against any Indemnified Party, the Indemnified Party shall assume the defense or settlement of such action, and the Indemnifying Party may participate therein at its sole cost and expense. If the Indemnified Party does not proceed diligently to defend such action, the Indemnifying Party shall have the right, but not the obligation, to undertake the defense of such action.

           (d) The Indemnified Party and the Indemnifying Party shall cooperate in defending any action for which indemnification is sought pursuant to this
Section 6.13, and the Indemnifying Party shall provide to the Indemnified Party reasonable access to the books, records and personnel in the possession or control of the Indemnifying Party that are pertinent to such defense.

           (e) Notwithstanding anything to the contrary set forth in this Agreement, the Indemnifying Party (i) shall not be liable for any settlement effected without its prior written consent, which consent shall not be unreasonably withheld; provided, however, that if the Indemnified Party is Buyer, the Surviving Partnership or the general partner of the Surviving Partnership, such action may be settled without the consent of the Indemnifying Party on 10 days' prior written notice to the Indemnifying Party if such action is then materially interfering with the business or operations of the Surviving Partnership and the settlement is commercially reasonable under the circumstances, and (ii) shall not have any obligation hereunder to any Indemnified Party to the extent that a court of competent jurisdiction shall determine in a final and non-appealable order that such indemnification is not required under this Agreement or is prohibited by applicable law.

           (f) Notwithstanding the foregoing provisions of this Section 6.13, the Indemnifying Party shall have no obligation to provide indemnification under this Section 6.13 for any Losses which result from any claims, disputes, proceedings, litigation or similar actions by a Limited Partner for which the Indemnifying Party has not received notice pursuant to Section 6.13(b) prior to the second anniversary of the Effective Date (the "Termination Date").

           (g) Notwithstanding the foregoing provisions of this Section 6.13, the Indemnifying Party's liability under this Section 6.13 shall not exceed, in the aggregate, $500,000. Buyer shall withhold the General Partner Consideration until the Termination Date in order to satisfy the Indemnifying Party's obligations under this Section 6.13. Buyer shall deduct from the General Partner Consideration, and following notice to the General Partner, pay to an Indemnified Party, the amount of any Losses for which such Indemnified Party shall be indemnified pursuant to this Section 6.13. On the Termination Date, Buyer shall deliver to the General Partner (i) the General Partner Consideration, less any deductions provided for in the previous sentence, by cashier's or certified check payable to the order of, or by wire transfer to an account specified by, the General Partner and (ii) a statement indicating the amounts deducted from the General Partner Consideration and a description of the Losses for which the Indemnified Parties were indemnified. If a claim with respect to which an Indemnified Party has asserted its right to indemnification pursuant to Section 6.13(b) has not been definitively resolved prior to the Termination Date, Buyer may continue to withhold after the Termination Date that amount of the General Partner Consideration that it reasonably believes in good faith to be equal to the value of such claim. Promptly after the definitive resolution of such claim, Buyer shall pay to the General Partner that amount of the General Partner Consideration withheld after the Termination Date that is not needed to satisfy the Indemnifying Party's obligations with respect to such claim. Any Losses for which the Indemnified Parties shall be indemnified pursuant to this Section 6.13 that exceed the General Partner Consideration in the aggregate shall be paid directly by the Indemnifying Party.

           (h) If the General Partner Consideration retained by Buyer is not sufficient to satisfy the Indemnifying Party's obligation under this Section 6.13, an Indemnified Party shall request payment from the Indemnifying Party pursuant to this Section 6.13 by delivering to the Indemnifying Party written notification of the need for indemnification. Such notification shall indicate
(i) the amount of the Losses for which the Indemnified Party shall be indemnified and (ii) a description of the Losses for which indemnification is being requested.

     6.14. Indemnification by the New Entity

           (a) The New Entity shall indemnify and hold harmless the Indemnified Parties from and against any and all damages, liabilities, losses, costs and expenses, including all reasonable attorneys' fees and expenses, which any of the Indemnified Parties may sustain and which result from complaints, actions, suits, proceedings, hearings, investigations, claims, demands, judgments, orders, decrees, stipulations or injunctions asserted against or imposed upon any Indemnified Party in any of the litigation set forth on Schedule 3.6 hereof, as may be subsequently amended pursuant to Section 6.2(g); provided, however, the New Entity shall have no obligation to provide indemnification under this Section 6.14(a) for any damages, liabilities, losses, costs and expenses which have been reserved for by the Manager or which shall be reimbursed or otherwise covered by the Partnership's insurance.

           (b) Notwithstanding the foregoing provisions of this Section 6.14, the New Entity's obligations under this Section 6.14 shall terminate on the Termination Date.

     6.15. Adjustment Account

           (a) Prior to the Closing, the Partnership shall establish a statutory business trust under the Delaware Business Trust Act which will be managed by the General Partner as its trust manager (the "New Entity"), the purpose of which is to hold certain contingent assets of the Partnership and to facilitate certain post-Closing actions of the Parties.

           (b) Promptly after the establishment of the New Entity and prior to the Closing, the Partnership shall assign all of the Partnership's right, title and interest in the Contingent Assets (as defined below) to the New Entity. Following such assignment and prior to the Closing, the Partnership shall distribute to the Limited Partners the beneficial interests in the New Entity on a pro rata basis based upon each Limited Partner's ownership of Partnership Units as of the time of such distribution. Immediately prior to such distribution, the Partnership shall contribute $300,000 of Partnership Cash to the New Entity to enable the New Entity to pursue certain Contingent Assets and to satisfy certain obligations of the Partnership. As the trust manager of the New Entity, the General Partner shall not permit the New Entity to take any actions that would cause this amount to be used for any purpose other than to
(i) pursue certain Contingent Assets, (ii) satisfy the Partnership's obligations to the General Partner under the Partnership Agreement and (iii) satisfy the obligations of the New Entity under this Agreement; provided, however, the New Entity may distribute such amount to its beneficiaries once such obligations are satisfied.

           (c) For purposes of this Section 6.15, "Contingent Assets" shall include (i) the Final Net Profit Payment, (ii) the Prorated Tax Adjustment (as defined below), if positive, (iii) the Refunded Litigation Reserves, (iv) any Other Manager Payments (as defined below) and (v) all claims or demands of any nature whatsoever, known or unknown, anticipated or unanticipated, accrued or unaccrued, which have been or may be asserted by or on behalf of the Partnership, and which arise out of events occurring prior to the Closing with respect to the Material Contracts.

           (d) Promptly after receipt from the Manager or Servicer, as applicable, the Surviving Partnership shall deliver or pay to the New Entity (i) the Final Net Profit Payment, (ii) the Refunded Litigation Reserves and (iii) any other payments received by the Surviving Partnership or any of its subsidiaries from the Manager or the Servicer, as applicable, ("Other Manager Payments") that represent refunds or returns of money to the Partnership or any of its Subsidiaries as a result of overpayment by the Partnership or any of its Subsidiaries or underpayment by the Manager, of such amount during the period prior to the Closing (if the Surviving Partnership or any of its subsidiaries is required to make any payments to the Manager as a result of an underpayment by the Partnership or any of its Subsidiaries or overpayment by the Manager with respect to the period prior to the Closing, Buyer shall request in writing that the New Entity pay such amount to Buyer and the New Entity shall, after receipt of such documentation from Buyer that the New Entity reasonably believes is necessary to support such request, promptly pay such amount to Buyer).

           (e) Promptly after the Surviving Partnership's tax liability for the period in 2002 ending on the Effective Date, if any, is determined, the Surviving Partnership shall deliver or pay to the New Entity the difference, if positive, between the prorated Taxes paid or accrued by the Partnership at or prior to the Closing for the respective period and the actual amount of such Taxes due and payable by the Partnership for such period (if the prorated Taxes paid or accrued at or prior to the Closing are less than the actual amount of such Taxes due and payable for the relevant period, Buyer shall request in writing that the New Entity pay the difference to Buyer and the New Entity shall, after receipt of such documentation from Buyer that the New Entity reasonably believes is necessary to support such request, promptly pay such amount to Buyer) (the "Prorated Tax Adjustment").

           (f) In addition to any other obligations or commitments described herein to be performed or satisfied by the New Entity, the New Entity shall pay, discharge, perform and satisfy those obligations to be paid, discharged, performed and satisfied by the Partnership for the benefit of the Limited Partners, as determined by the General Partner, which arise prior to or in connection with the Merger but which by their nature cannot be performed until the Merger has been completed, including, without limitation, preparing and distributing to the Limited Partners Schedules K-1 for the period(s) prior to the Merger pursuant to the requirements of the Code and payment of any outstanding costs related to the Closing.

7.   CONDITIONS TO CLOSING

     7.1.  Conditions to Each Party's Obligations

           The obligations of each Party to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur at the Effective Time shall be subject to satisfaction at or prior to the Effective Time of the following conditions:

           (a)  The Limited Partner Approvals shall have been obtained.

           (b) No Law shall have been enacted by any Governmental Entity that makes the consummation of the Merger or any other material transaction contemplated by this Agreement illegal.

           (c) At the Effective Time, no temporary restraining order, preliminary or permanent injunction or other order, legal restraint or prohibition issued by any Governmental Entity preventing the consummation of the Merger or any of the other material transactions contemplated by this Agreement shall be in effect.

           (d) All consents, authorizations, orders and approvals of (or filing or registration with) any Governmental Entity required in connection with the consummation of the Merger and the other transactions contemplated by this Agreement shall have been obtained.

           (e) All required third-party consents to the Merger and the other transactions contemplated by this Agreement shall have been received, including, without limitation, (i) the Buyer Consents, (ii) the Partnership Consents, (iii) the Operating Agreement Consent and (iv) those required consents set forth on
Schedule 7.1.

           (f) The Operating Agreement shall have been amended as contemplated by the Operating Agreement Consent.

     7.2.  Conditions to Obligations of the Partnership and the General Partner

           The obligations of the Partnership and the General Partner to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur at the Effective Time shall be subject to satisfaction at or prior to the Effective Time of each of the following further conditions:

           (a) Each of the representations and warranties of Buyer and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or a Buyer Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, and the Partnership shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as such representations and warranties of Buyer and Merger Sub contained herein are so qualified) signed on behalf of Buyer by the chief executive officer or the chief financial officer of Buyer, in such capacity, to such effect.

            (b) Buyer and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

      7.3.  Conditions to Obligations of Buyer and Merger Sub

            The obligations of Buyer and Merger Sub to effect the Merger and to consummate the other transactions contemplated by this Agreement to occur at the Effective Time shall be subject to satisfaction at or prior to the Effective Time of each of the following further conditions:

            (a) Each of the representations and warranties of the Partnership and the General Partner set forth in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or a Partnership Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations and warranties are expressly limited by their terms to another date, in which case such representations and warranties shall be true and correct as of such other date), except where the failure of such representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Partnership Material Adverse Effect, and Buyer and Merger Sub shall have received a certificate (which certificate may be qualified by Knowledge to the same extent as such representations and warranties of the Partnership or the General Partner contained herein are so qualified) signed on behalf of the Partnership by the General Partner, in such capacity, to such effect.

            (b) The Partnership and General Partner shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

            (c) Since the date of this Agreement, there shall have been no Partnership Material Adverse Change.

            (d) Buyer shall have received a certificate signed by the General Partner on behalf of the Partnership stating that, as of the Closing Date, the aggregate amount of Partnership Cash remaining in the Partnership is not less than an amount equal to (i) $24,450,000 less (ii) the sum of (A) any amount spent in accordance with the Capital Expenditure Plan, (B) any capital expenditures required by reason of any law, ordinance, regulation or order of competent governmental authority or are otherwise required by the Manager for the continued safe or orderly operation of a Hotel and (C) any other owner funded capital expenditures made prior to the Closing Date with the prior approval of Buyer.

            (e) Hospitality Properties Trust shall have waived in writing any rights of first offer it may have under the Purchase-Sale and Option Agreement, dated February 3, 1995, by and among HMH Courtyard Properties, Inc., HMH Properties, Inc. and Hospitality Properties, Inc., as amended through the date hereof, with respect to the transactions contemplated by this Agreement.

            (f) Buyer shall have received, to its reasonable satisfaction, evidence that the actions contemplated by Section 6.15(b) with respect to the New Entity shall have occurred.

            (g) The Partnership shall have, to the reasonable satisfaction of Buyer, corrected, settled, discharged, satisfied or provided a bond with respect to, as the case may be, all material title deficiencies and all tax and judgment liens affecting the Partnership, Bossier RIBM Two LLC, or their respective properties, except where the failure to correct such title deficiencies (other than tax and judgment liens) would not reasonably be expected to have a Partnership Material Adverse Effect.

8.    TERMINATION, EXPENSES, AMENDMENT AND WAIVER

      8.1.  Termination

            This Agreement may be terminated at any time prior to the Effective Time, whether before or after the Limited Partner Approvals are obtained or the Certificate of Merger has been filed with the Delaware Secretary of State (provided the Effective Time has not yet occurred):

            (a)   by mutual written consent of the Parties;

            (b) by the Partnership, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of Buyer or Merger Sub set forth in this Agreement, or if any representation or warranty of Buyer or Merger Sub shall become untrue, in either case such that the conditions set forth in Section 7.2(a) or Section 7.2(b), as the case may be, would be incapable of being satisfied as of the date of such breach, which breach or failure to be true either is not capable of being cured or, if it is capable of being cured, has not been cured within 30 days following written notice to the Partnership from Buyer or Merger Sub of such breach; provided that the Partnership may not terminate this Agreement pursuant to this Section 8.1(b) if the Partnership or the General Partner is then in material breach of its obligations under this Agreement;

            (c) by Buyer, upon a breach of any representation, warranty, covenant, obligation or agreement on the part of the Partnership or the General Partner set forth in this Agreement, or if any representation or warranty of the Partnership or the General Partner shall become untrue, in either case such that the conditions set forth in Section 7.3(a) or Section 7.3(b), as the case may be, would be incapable of being satisfied as of the date of such breach, which breach or failure to be true either is not capable of being cured or, if it is capable of being cured, has not been cured within 30 days following written notice to the Buyer from the Partnership or General Partner of such breach; provided that Buyer may not terminate this Agreement pursuant to this Section 8.1(c) if Buyer or Merger Sub is then in material breach of its obligations under this Agreement;

            (d) by either Buyer or the Partnership, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and non-appealable;

            (e) by either Buyer or the Partnership, if the Merger shall not have been consummated within 150 days after the date hereof (or such later date to which Buyer and the Partnership may have extended the Closing deadline); provided, however, that a Party may not terminate pursuant to this clause (e) if the terminating Party shall have breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the occurrence of the failure referred to in this clause;

            (f) by either Buyer or the Partnership if the Limited Partner Approvals shall not have been obtained prior to the expiration of the solicitation period set forth in the Consent Solicitation (as the same may be extended by the Partnership in its sole discretion);

            (g) by the Partnership (i) if the General Partner shall have withdrawn, modified, amended or qualified in any manner adverse to Buyer its approval or recommendation of either of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, or, (ii) in order to enter into a binding written agreement with respect to a Superior Acquisition Proposal, provided that, in each case, the Partnership and the General Partner shall have complied with the terms of Section 6.3 and, prior to terminating pursuant to this Section 8.1(g), the Partnership has paid to Buyer (provided the Partnership is not entitled to terminate this Agreement pursuant to Section 8.1(b)) the Break-Up Fee (as defined below) as provided by
Section 8.2 hereof;

            (h) by Buyer, if (i) prior to the Effective Time, the General Partner shall have withdrawn, modified, amended or qualified in any manner adverse to Buyer its approval or recommendation of either of the Merger or this Agreement in connection with, or approved or recommended, any Superior Acquisition Proposal, (ii) the Partnership shall have entered into any agreement for any Superior Acquisition Proposal, or (iii) the General Partner shall have resolved to do any of the foregoing;

            (i) by Buyer, if the weekly occupancy rate of the Hotels, as reported by Manager, is less than 55% for four consecutive weeks at any time prior to the Closing;

            (j) by the Partnership, if Buyer has not, within 45 days after the date hereof, obtained the Buyer Consents; provided, however, the Partnership, in its sole discretion, may extend the period of time during which the Buyer Consents may be obtained for up to 30 days;

            (k) by Buyer, if the Partnership has not, within 45 days after the date hereof, obtained the Partnership Consents; provided, however, Buyer, in its sole discretion, may extend the period of time during which the Partnership Consents may be obtained for up to 30 days;

            (l)   by Buyer, if the amount confirmed by the Manager pursuant to
Section 6.11(b)(iii) with respect to any item set forth on Schedule 6.11(b) is different than the amount set forth on Schedule 6.11(b) with respect to such item;

            (m) by either Buyer or the Partnership, if Hospitality Properties Trust shall not have waived, prior to the expiration of the solicitation period set forth in the Consent Solicitation (as the same may be extended by the Partnership in its sole discretion), its rights of first offer, if any, under the Purchase-Sale and Option Agreement, dated February 3, 1995, by and among HMH Courtyard Properties, Inc., HMH Properties, Inc. and Hospitality

Properties, Inc., as amended through the date hereof, with respect to the transactions contemplated by this Agreement;

            (n) by the Partnership, if Buyer has not, within 3 business days after the date hereof, deposited the Deposit into escrow with the Deposit Escrow Agent in accordance with the terms and conditions of the Deposit Escrow Agreement; or

            (o) by the Buyer if the Merger shall not have been consummated within 120 days after the date hereof (or such later date to which Buyer may have extended the Closing deadline); provided however, that the Buyer may not terminate pursuant to this clause (o) if the Partnership is not the cause of the failure to consummate the Merger within such time period.

      8.2.  Break-Up Fee

            (a) If this Agreement shall be terminated pursuant to Section 8.1(g) or 8.1(h), then the Partnership thereupon shall pay to Buyer (provided that the Partnership was not entitled to terminate this Agreement pursuant to
Section 8.1(b) at the time of such termination) a fee equal to the Break-Up Fee. The payment of the Break-Up Fee shall be compensation for the loss suffered by Buyer as a result of the failure of the Merger to be consummated (including, without limitation, out-of-pocket costs and expenses) and to avoid the difficulty of determining damages under the circumstances. The Break-Up Fee shall be paid by the Partnership to Buyer, in immediately available funds, within five (5) business days after the date the event giving rise to the obligation to make such payment occurred (except as otherwise provided in Section 8.1(g)). As used in this Agreement, "Break-Up Fee" shall be an amount equal to $250,000.

            (b) In the event that (i)(A) this Agreement is terminated by the Buyer or Merger Sub pursuant to Section 8.1(c) (where the breach by the Partnership is willful), (B) prior to such termination an Acquisition Proposal has been publicly announced, disclosed or communicated and (C) on the date of such termination, neither Buyer nor Merger Sub is in material breach of this Agreement, and (ii) within nine months after such termination pursuant to clause
(i)(A), the Partnership shall consummate or enter into an agreement with respect to such Acquisition Proposal or any subsequent Acquisition Proposal made in response to or in competition with such Acquisition Proposal, the Partnership shall pay to Buyer the Break-Up Fee concurrently with the consummation of such transaction.

9.    DEFINITIONS

            "Accounting Period" shall have the meaning set forth in the Management Agreement.

            "Acquisition Proposal" shall have the meaning set forth in Section 6.3(a) of this Agreement.

            "Agreement" shall mean this Agreement and Plan of Merger.

            "Break-Up Fee" shall be an amount equal to $250,000.

            "Buyer" shall mean Apple Hospitality Two, Inc., a Virginia corporation.

            "Buyer's Financial Statements" shall have the meaning set forth in
Section 5.3 of this Agreement.

            "Buyer Consents" shall have the meaning set forth in Section 6.11(a) of this Agreement.

            "Buyer Counter Proposal" shall have the meaning set forth in Section 6.3(c) of this Agreement.

            "Buyer Material Adverse Change" means any material adverse change in the business, financial condition or results of operations of Buyer and its consolidated subsidiaries (if any) taken as a whole.

            "Buyer Material Adverse Effect" shall have the meaning set forth in
Section 5.1 of this Agreement.

            "Capital Expenditure Plan" shall mean (a) the Partnership's plan, which has been approved by the Manager, to fund $3,244,064 for repairs, alterations, improvements, renewals and replacements at the Hotels as set forth in Exhibit D attached hereto and (b) the renovation plan for the Hotels set forth in the Renovation Letter to the Manager dated February 1, 2002 which is attached hereto as Exhibit E to the extent funded by the Partnership.

            "CERCLA" shall have the meaning set forth in Section 3.14 of this Agreement.

            "Certificate of Limited Partnership" shall mean the Certificate of Limited Partnership of the Partnership.

            "Certificate of Merger" shall have the meaning set forth in Section
2.2 of this Agreement.

            "Closing" shall have the meaning set forth in Section 2.5 of this Agreement.

            "Closing Date" shall have the meaning set forth in Section 2.5 of this Agreement.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Confidentiality Agreement" means the confidentiality agreement between Buyer and the Partnership, dated April 6, 2001.

            "Consent Solicitation" shall have the meaning set forth in Section 6.2(a) of this Agreement.

            "Contingent Assets" shall have the meaning set forth in Section 6.15(c) of this Agreement.

            "Contract" shall have the meaning set forth in Section 3.4 of this Agreement.

            "Deposit" shall have the meaning set forth in Section 2.4 of this Agreement.

            "Deposit Escrow Agent" means First Union National Bank or such other escrow agent to the Deposit Escrow Agreement as shall be mutually determined by the Parties.

            "DRULPA" shall mean the Delaware Revised Uniform Limited Partnership Act.

            "Effective Date" shall have the meaning set forth in Section 2.2 of this Agreement.

            "Effective Time" shall have the meaning set forth in Section 2.2 of this Agreement.

            "Environmental Law" shall have the meaning set forth in Section 3.14 of this Agreement.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Exchange Fund" shall have the meaning set forth in Section 2.6(b) of this Agreement.

            "Final Net Profit Payment" shall mean the aggregate amount of Operating Profit, less any applicable debt service deducted pursuant to the terms of the Loan Agreement, delivered or paid by the Manager or the Servicer, as applicable, to the Surviving Partnership pursuant to the terms of the Management Agreement with respect to the last full Accounting Period (and any portion of the subsequent Accounting Period) occurring prior to the Closing. For purposes of this definition, the amount of Operating Profit attributable to the partial Accounting Period occurring prior to the Closing Date shall equal (x) the amount of Operating Profit transferred or paid by the Manager or the Servicer, as applicable, to the Partnership and its Subsidiaries for such Accounting Period multiplied by (y) the quotient of (A) the number of days in the partial Accounting Period divided by (B) twenty-eight.

            "Fiscal Year" shall have the meaning set forth in the Management Agreements.

            "GAAP" shall mean generally accepted accounting principles.

            "General Partner" shall mean RIBM Two LLC, a Delaware limited liability company and the sole general partner of the Partnership.

            "General Partner Consideration" shall have the meaning set forth in
Section 2.6(i) of this Agreement.

            "Governmental Entity" shall mean any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency having jurisdiction applicable to the Partnership or any of its Subsidiaries (if any).

            "Hazardous Materials" shall have the meaning set forth in Section
3.14 of this Agreement.

            "Hotels" shall mean the Residence Inn hotels owned by the Partnership or any of its Subsidiaries and which are described on Schedule 1 to this Agreement.

            "Indemnifying Party" shall have the meaning set forth in Section 6.13(a) of this Agreement.

            "Indemnified Party" or "Indemnified Parties" shall have the meaning set forth in Section 6.13(a) of this Agreement.

            "IRS" means the Internal Revenue Service.

            "Knowledge" with respect to Buyer, shall mean information which is actually known by an executive officer of such Person with responsibility for the matters in question or which a prudent individual in such position would reasonably be expected to discover with due inquiry. With respect to the Partnership, Knowledge shall mean information which is actually known by an executive officer of the Partnership, the General Partner or any of the Subsidiaries with responsibility for the matters in question or which a prudent individual in such position would reasonably be expected to discover with due inquiry.

            "Laws" shall have the meaning set forth in Section 3.5(a) of this Agreement.

            "Liens" shall have the meaning set forth in Section 3.2(b) of this Agreement.

            "Limited Partners" shall mean the holders of Partnership Units who have been admitted as limited partners of the Partnership prior to the Effective Time.

            "Limited Partner Approvals" shall mean the approval of the holders of a majority of the Partnership Units who have been admitted as limited partners of the Partnership to the Merger and the related transactions to the extent required by the Partnership Agreement to effectuate the transactions contemplated by this Agreement.

            "Loan Agreement" shall mean that certain Loan Agreement between the Partnership and Nomura Asset Capital Corporation (now Capital Company of America), dated March 22, 1996, for an aggregate original principal amount of $140 million, as amended by that certain Letter Agreement, dated December 10, 1998, between the Partnership and AMRESCO Services, L.P., as assigned to LaSalle National Bank, trustee, under that certain Pooling and Servicing Agreement, dated as of April 1, 1996, among Nomura Asset Securities Corporation, AMRESCO Management, Inc., LaSalle National Bank and ABN AMRO Bank N.A., pursuant to that certain General Assignment, executed as of April 1, 1996, from Nomura Asset Capital Corporation to LaSalle National Bank.

            "Loans" shall have the meaning set forth in Section 3.9 of this Agreement.

            "Losses" shall have the meaning set forth in Section 6.13(a) of this Agreement.

            "Manager" shall mean Residence Inn by Marriott, Inc., the manager of the Hotels.

            "Management Agreement" shall mean that certain Amended and Restated Management Agreement, dated March 22, 1996, between the Partnership and Residence Inn by Marriott, Inc., the manager of the Hotels, as amended by that certain Letter Agreement, dated October 9, 1998, by and between the Partnership and Residence Inn by Marriott, Inc., regarding modifications to the Management Agreement, or, with respect to the Hotel owned by Bossier RIBM Two LLC, a wholly owned subsidiary of the Partnership, the Management Agreement, dated March 22, 1996, between Bossier RIBM Two LLC, as owner, and Residence Inn by Marriott, Inc., as manager.

            "Material Contracts" shall have the meaning set forth in Section
3.10 of this Agreement.

            "Merger" shall mean the merger of Merger Sub with and into the Partnership pursuant to the terms and conditions of this Agreement.

            "Merger Consideration" shall have the meaning set forth in Section 2.6(a) of this Agreement.

            "Merger Sub" shall mean AHT Res II Acquisition, L.P., a Delaware limited partnership and a wholly owned indirect subsidiary of Buyer.

            "Merger Sub GP" shall mean AHT Res II GP, Inc., a Virginia corporation and a wholly owned indirect subsidiary of Buyer.

            "Mortgage Loans" shall have the meaning set forth in Section 3.9 of this Agreement.

            "New Entity" shall have the meaning set forth in Section 6.15 of this Agreement.

            "Operating Agreement" shall have the meaning set forth in Section
4.1 of this Agreement.

            "Operating Agreement Consent" shall have the meaning set forth in
Section 6.10 of this Agreement.

            "Operating Profit" shall have the meaning set forth in the Management Agreement.

            "Other Manager Payments" shall have the meaning set forth in Section 6.15(d) of this Agreement.

            "Parties" or "Party" shall have the meaning set forth in Section 2.2 of this Agreement.

            "Partners" shall mean the General Partner and the Limited Partners of the Partnership.

            "Partnership" shall mean Marriott Residence Inn II Limited Partnership, a Delaware limited partnership.

            "Partnership Agreement" shall mean the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended by the First Amendment to Amended and Restated Agreement of Limited Partnership of the Partnership, dated April 1, 1989, First Amendment to Amended and Restated Agreement of Limited Partnership of the Partnership, dated December 28, 1998 and Amended and Restated Second Amendment to Amended and Restated Agreement of Limited Partnership of the Partnership, effective as of December 28, 1998.

            "Partnership Cash" shall mean all cash of the Partnership except for
(a) amounts available in the Partnership's FF&E reserve accounts at Closing, (b) any escrowed funds, reserves or other deposits made by the Partnership or a Subsidiary pursuant to any Loan or Mortgage Loan and held by the Partnership's lender and/or the Manager at Closing and (c) all petty cash and working capital funds held in accounts of the Hotels.

            "Partnership Interests" shall mean the partnership interests in the Partnership.

            "Partnership Material Adverse Change" shall have the meaning set forth in Section 3.8 of this Agreement.

            "Partnership Consents" shall have the meaning set forth in Section 6.11(b) of this Agreement.

            "Partnership Material Adverse Effect" shall have the meaning set forth in Section 3.1 of this Agreement.

            "Partnership SEC Documents" shall have the meaning set forth in
Section 3.7(a) of the Agreement.

            "Partnership Units" shall mean the outstanding units of limited partnership interest in the Partnership.

            "Paying Agent" shall have the meaning set forth in Section 2.6(b) of this Agreement.

            "Permits" shall have the meaning set forth in Section 3.13(b) of this Agreement.

            "Person" means any individual, corporation, partnership, limited liability company, joint venture, trust, unincorporated organization or other form of business or legal entity.

            "Proposed Transactions" shall have the meaning set forth in Section 6.11(a) of this Agreement.

            "Prorated Tax Adjustment" shall have the meaning set forth in
Section 6.15(e) of this Agreement.

            "Release" shall have the meaning set forth in Section 3.14 of this Agreement.

            "Refunded Litigation Reserves" shall mean the amount, if any, of the cash reserves retained by the Manager with respect to any damages, liabilities, losses, costs and expenses described in Section 6.14(a) that is returned by the Manager to the Surviving Partnership or any subsidiary of the Surviving Partnership after the Closing.

            "SEC" shall mean the Securities and Exchange Commission.

            "Securities Act" shall mean the Securities Act of 1933, as amended.

            "Servicer" shall mean CapMark Services, LP, the servicer under the Loan Agreement.

            "Subsidiaries" or "Subsidiary" shall have the meaning set forth in
Section 3.2(a) of this Agreement.

            "Superior Acquisition Proposal" shall have the meaning set forth in
Section 6.3(d) of this Agreement.

            "Surviving Partnership" shall mean the surviving entity of the Merger.

            "Tax Returns" shall have the meaning set forth in Section 3.11(a) of this Agreement.

            "Taxes" shall have the meaning set forth in Section 3.11(a) of this Agreement.

            "Termination Date" shall have the meaning set forth in Section 6.13(f) of this Agreement.

            "Transfer and Gains Taxes" shall have the meaning set forth in
Section 6.7 of this Agreement.

10.   GENERAL PROVISIONS

      10.1. No Survival

            None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time; provided, however, the foregoing shall not limit any covenant, agreement or indemnity of any Party which by its terms contemplates performance after the Effective Time, including, without limitation, Section 6.13, Section 6.14 and Section 6.15.

      10.2. Expenses

            (a) All fees and expenses incurred in connection with the negotiation, preparation and execution of this Agreement and the performance of the transactions contemplated hereby shall be paid by the Party incurring such expenses, including, without limitation, any finder's fees, investment banking fees, attorneys' fees or other professional fees, provided that (i) the Partnership shall pay all fees and expenses associated with (A) the Consent Solicitation, (B) the solicitation of the Partnership Consents and (C) the solicitation of any third-party consents, other than lender consents and the Buyer Consents, required to be obtained from parties to contracts with the Partnership in connection with the transactions contemplated by this Agreement, and (ii) Buyer shall pay all fees and expenses associated with (A) the solicitation of any consents of the Partnership's lender required to be obtained in connection with the transactions contemplated by this Agreement, (B) the solicitation of the Buyer Consents, (C) Buyer's due diligence investigation of the Partnership and (D) all Transfer and Gain Taxes. Notwithstanding the foregoing, in the event that, following distribution of the Consent Solicitation to the Limited Partners, the Partnership does not receive the Limited Partner Approvals, the Partnership shall reimburse Buyer for up to $230,000 of its reasonable third-party due diligence expenses (including legal fees) incurred in connection with Buyer's due diligence review of the Partnership and the Hotels. The Partnership and Buyer shall each pay one-half of all title insurance premiums (including additional premiums attributable to extended coverage) up to an aggregate amount of $100,000 each, and Buyer shall pay the amount of such premiums that exceeds $200,000 in the aggregate.

            (b) If any Party fails to promptly pay any amounts due pursuant to this Agreement (including, without limitation, pursuant to Section 2.6 and Section 8.2) and, for the purpose of obtaining payment, a Party commences a suit which results in a judgment against another Party for any amounts owed pursuant hereto, the losing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit.

      10.3. Amendment

            This Agreement may be amended by the Parties in writing at any time before or after any Limited Partner Approvals are obtained and prior to the Effective Time; provided, however, that, after the Limited Partner Approvals are obtained, no such amendment shall be made which by law requires the further approval of the Limited Partners without first obtaining such further approval.

      10.4. Extension; Waiver

            At any time prior to the Effective Time, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties of the other Parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 10.3 and to the extent lawful, waive compliance with any of the agreements or conditions of any Party contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and then only to the extent expressly specified therein. The delay or failure of any Party to exercise or assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

      10.5. Notices

            All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the Parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a Party as shall be specified by like notice):

                (a)   if to the Partnership
                      or the General Partner to:

                             Marriott Residence Inn II Limited Partnership c/o Host Marriott Corporation
                             10400 Fernwood Road
                             Bethesda, MD 20817
                             Attention:  Robert Parsons
                             Facsimile:  (301) 380-5188

                             and

                             Attention:  Elizabeth Abdoo
                             Facsimile:  (301) 380-3588

                      with a copy (which shall not constitute notice) to:

                             Hogan & Hartson L.L.P.
                             555 13th Street, N.W.
                             Washington, D.C. 20004
                             Attention:  J. Warren Gorrell, Jr.
                             Facsimile:  (202) 637-5910

                (b)   if to Buyer
                      or Merger Sub to:

                             Apple Hospitality Two, Inc.
                             10 South Third Street
                             Richmond, VA 23219
                             Attention:  Justin Knight
                             Facsimile:  (804) 344-8129

                      with a copy (which shall not constitute notice) to:

                             Jenkens & Gilchrist, P.C.
                             1445 Ross Avenue, Suite 3200
                             Dallas, TX  75202
                             Attention:  Tom Davis
                             Facsimile:  (214) 855-4300

      10.6.  Assignment and Binding Effect

             This Agreement and the rights and obligations of the Parties hereunder may not be assigned by any Party without the prior written consent of each of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

      10.7.  Entire Agreement

             This Agreement, the Confidentiality Agreement, the Deposit Escrow Agreement and the other agreements entered into in connection with the Merger constitute the entire agreement and supersede all prior agreements (except the Confidentiality Agreement) and understandings, both written and oral, between the Parties with respect to the subject matter of this Agreement.

      10.8.  Governing Law

             This Agreement, the rights and obligations of the Parties, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Delaware (excluding the choice of law rules thereof).

      10.9.  Severability

             If any part of any provision of this Agreement shall be invalid or unenforceable in any respect, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provision or the remaining provisions of this Agreement.

      10.10. Further Assurances

             In connection with this Agreement and the transactions contemplated hereby, each Party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate or reasonably requested by another Party to effectuate and perform the provisions of this Agreement and such transactions.

      10.11. Counterparts

             To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It shall not be necessary that the signatures of, or on behalf of, each Party, or that the signatures of all persons required to bind any Party, appear on each counterpart; but it shall be sufficient that the signature of, or on behalf of, each Party, or that the signatures of the persons required to bind any Party, appear on one or more of the counterparts. All counterparts shall collectively constitute a single agreement. It shall not be necessary in making proof of this Agreement to produce or account for more than a number of counterparts containing the respective signatures of, or on behalf of, all of the Parties. Facsimile signatures shall be deemed as effective as inked originals.

                            [Signatures on Next Page]

            IN WITNESS WHEREOF, the Parties have duly executed this Agreement and Plan of Merger, or have caused this Agreement and Plan of Merger to be duly executed on their behalf, as of the day and year first above written.

                                        APPLE HOSPITALITY TWO, INC.

                                          By:  /s/ Glade M. Knight
                                               ---------------------------------
                                          Name:  Glade M. Knight
                                                 -------------------------------
                                          Title:  President
                                                  ------------------------------


                                        AHT RES II ACQUISITION, L.P.

                                          By: AHT Res II GP, its general
                                          partner


                                          By:  /s/ Glade M. Knight
                                               --------- -----------------------
                                          Name:  Glade M. Knight
                                                 -------------------------------
                                          Title:  President
                                                  ------------------------------


                                        MARRIOTT RESIDENCE INN II
                                        LIMITED PARTNERSHIP

                                          By: RIBM TWO LLC, its sole general
                                          partner


                                          By:  /s/ Robert E. Parsons
                                               ---------------------------------
                                          Name:  Robert E. Parsons, Jr.
                                          Title:  President and Manager

                                        RIBM TWO LLC

                                          By:  /s/ Robert E. Parsons
                                               ---------------------------------
                                          Name:  Robert E. Parsons, Jr.
                                                 -------------------------------
                                          Title:  President
                                                  ------------------------------